AMENDED APPENDIX A

Fund	Expense Limitation	Initial Term Month End Date
SGI U.S. Large Cap Equity Fund – Class A	1.23%	February 28, 2021
SGI U.S. Large Cap Equity Fund – Class C	1.98%	February 28, 2021
SGI U.S. Large Cap Equity Fund – Class I	0.98%	February 28, 2021

SGI U.S. Small Cap Equity Fund – Class A	1.48%	February 28, 2021
SGI U.S. Small Cap Equity Fund – Class C	2.23%	February 28, 2021
SGI U.S. Small Cap Equity Fund – Class I	1.23%	February 28, 2021

SGI Global Equity Fund – Class A	1.09%	February 28, 2021
SGI Global Equity Fund – Class C	1.84%	February 28, 2021
SGI Global Equity Fund – Class I	0.84%	February 28, 2021